EXHIBIT 99.2

Rule 10b5-1 Purchase Plan

September 13, 2016

Craig Wiele

Managing Director, Equity Capital Markets

Credit Suisse Securities (USA) LLC

11 Madison Avenue, 3rd Floor

New York, NY 10010

Ladies and Gentlemen:

This plan (the “Plan”) will confirm the agreement between Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (collectively, the “Client”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) pursuant to which Credit Suisse has been appointed by the Client to purchase shares of Endurance International Group Holdings, Inc. (the “Issuer”) named in Exhibit A (the “Shares”). This Plan is being established by the Client and is intended to qualify for the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

1.	This Plan shall become effective on the date hereof and shall end on the earliest to occur of the following dates: (i) the date on which the aggregate number of the Shares purchased by Credit Suisse in accordance with this Plan equals the Maximum Value of Shares specified in Exhibit A hereto; (ii) the date on which any voluntary or involuntary case or other proceeding is commenced seeking liquidation, reorganization or other relief against the Client under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Client to authorize or commence any of the foregoing; (iii) in accordance with Section 5(a), the end of the business day (unless another time is specified in writing) following the date of receipt by Credit Suisse of notice of early termination substantially in the form of Exhibit B hereto; (iv) the end of the business day (unless another time is specified in writing) following the date of receipt by the Client of a notice of termination by Credit Suisse for failure of the Client to perform its payment obligations under the Plan and (v) the end of the business day on the Termination Date specified in Exhibit A hereto. The Client will provide Credit Suisse with immediate notice should an event under subsection (ii) of this paragraph occur.

2.	Credit Suisse shall purchase Shares on each day on which The NASDAQ Global Select Market is open for trading and the Shares trade regular way on such exchange commencing on the date specified and as per instructions set forth in Exhibit A.

3.	The Client hereby covenants and agrees that it will not take any action that would result in any purchases of Shares by Credit Suisse hereunder to fail to be in accordance with Rule 10b5-1.

4.	The Client understands and agrees that all purchases of Shares under the Plan will be made in accordance with the provisions of Rule 10b-18.

5.	(a) The Client reserves the right to terminate this Plan or the appointment of Credit Suisse hereunder at any time by giving one business day’s (defined as a day on which the primary stock exchange or quotation system on which the Shares are listed or quoted is open) advance written notice to Credit Suisse in accordance with Exhibit B.

(b) The Client acknowledges and agrees that notwithstanding anything in paragraph 5(a) herein to the contrary, any suspension, termination or amendment of this Plan by the Client must comply with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).

6.	It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

7.	As of the date of this Plan, the Client is not aware of any material nonpublic information regarding the Issuer or the Shares and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent Credit Suisse from acting upon the instructions set forth in this Plan. The Client shall immediately notify Credit Suisse if it becomes aware of a legal, regulatory or contractual restriction or undertaking that would prevent Credit Suisse from making purchases pursuant to this Plan.

8.	The Client is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or any other United States federal securities laws.

9.	The Client will not, while this Plan remains in effect, alter or deviate from the terms of this Plan, and it has not entered into, and will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares (including with respect to any securities convertible into or exchangeable for the Shares).

10.	The Client is not entering into this Plan (i) to manipulate the price of the Shares (or any security convertible into or exchangeable or exercisable for Shares) or (ii) for any other purpose in violation of applicable federal or state law.

11.	Until the termination of this Plan, the Client agrees not to discuss with Credit Suisse’s Monetization Services Group, which is responsible for purchases under this Plan, or any other Credit Suisse trading personnel, the Issuer’s business, operations or prospects or any other information likely to affect the value of the Shares. Notwithstanding the above, the Client may communicate with Credit Suisse personnel who are not trading personnel and who are not responsible for, and have no ability to influence, the execution of this Plan, provided that no such communication may relate to this Plan or to the activities of Credit Suisse hereunder.

Subject to the terms set forth in this Plan, Credit Suisse shall have full discretion with respect to the execution of all purchases, and the Client acknowledges and agrees that it does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such purchases of Shares pursuant to this Plan.

12.	Credit Suisse agrees to provide the Client with reports of all purchases made pursuant to this Plan within one day of the execution of any such purchase. Such reports and confirmations may be in the form of electronic mail, facsimile or other written correspondence.

13.	This Plan (i) has been duly authorized by the Client; (ii) is a valid and binding agreement of the Client, enforceable in accordance with its terms; and (iii) is not, to the Client’s knowledge, prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Client or any of its subsidiaries or any of its or their property or assets.

14.	The Client has consulted its own advisors as to legal, tax, business, financial and other relevant aspects of, and has not relied upon Credit Suisse in connection with, the Client’s adoption of this Plan, and the Client acknowledges that Credit Suisse is not acting as a fiduciary or an advisor for the Client. Except as specifically contemplated herein, the Client shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Client and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.

15.	The Client understands that, while the Credit Suisse Monetization Services Group is executing transactions on behalf of the Client pursuant to this Plan, other desks at Credit Suisse that are not participating in such transactions and are unaware of Client purchases may continue to make a market in the Shares or other securities of the Issuer or otherwise trade the Shares or such other securities for Credit Suisse’s own account or to facilitate customer transactions. Nothing herein shall preclude the purchase or sale by Credit Suisse of Shares or other securities of the Issuer for its own account or its solicitation or execution of orders for the account of any client. Credit Suisse hereby represents and warrants that it has implemented reasonable policies and procedures, taking into consideration the nature of Credit Suisse’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material, nonpublic information.

16.	This Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to such State’s conflict of laws rules to the extent such rules may result in the application of the law of any other state or jurisdiction.

17.	Except as otherwise provided herein, any notice required or permitted by this Plan will be deemed sufficient if in writing and if actually delivered or sent by certified mail (postage prepaid and return receipt requested), recognized courier service, facsimile (with confirmation receipt) or electronic mail addressed:

(a)	If to the Client, to:

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Email: notices@warburgpincus.com

With a copy to:

Sandra L. Flow

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Facsimile: +1 212 225-3999

Email: sflow@cgsh.com

(b)	If to Credit Suisse, to:

Credit Suisse Securities (USA) LLC

11 Madison Avenue, 3rd Floor

New York, NY 10010

Attn: Craig Wiele, Managing Director, Equity Capital Markets

Facsimile: +1 212 743-3764

Email: craig.wiele@credit-suisse.com

If any communication is sent in the form of electronic mail to the email addresses set forth in this Plan, such communication shall be deemed received at the time at which it is sent.

18.	This Plan will be binding upon, and inure to the benefit of, the Client and its successors and permitted assigns and Credit Suisse and its successors and permitted assigns. Neither the Client nor Credit Suisse may assign this Plan without the written consent of the other, and any attempted assignment without consent shall be void.

19.	The Client and Credit Suisse acknowledge and agree that this Agreement is a “securities contract”, as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

20.	This Plan (including Exhibit A) constitutes the entire agreement between Credit Suisse and the Client with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral and may be modified or amended only by a writing signed by such parties.

21.	This Plan may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please indicate your understanding of and agreement to the foregoing by executing and returning a counterpart hereof.

Sincerely,

WARBURG PINCUS PRIVATE EQUITY X, L.P.

By:	Warburg Pincus X, L.P., its general partner
By:	Warburg Pincus X GP L.P., its general partner
By:	WPP GP LLC, its general partner
By:	Warburg Pincus Partners, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Chandler Reedy
Name: Chandler Reedy
Title: Managing Director

WARBURG PINCUS X PARTNERS, L.P.

By:	Warburg Pincus X, L.P., its general partner
By:	Warburg Pincus X GP L.P., its general partner
By:	WPP GP LLC, its general partner
By:	Warburg Pincus Partners, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Chandler Reedy
Name: Chandler Reedy
Title: Managing Director

ACCEPTED AND AGREED TO AS OF THE ABOVE DATE:

Credit Suisse Securities (USA) LLC

By:	/s/ Craig Wiele
Name:	Craig Wiele
Title:	Managing Director